September 3, 2002

Board of Trustees
American Century California Tax-Free and Municipal Funds
4500 Main Street
Kansas City, Missouri  64141-6200

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to the American Century California Insured Tax-Free Fund (the
"Fund"), a series of American Century California Tax-Free and Municipal Funds
(the "Trust"), to American Century California Long-Term Tax-Free Fund
("Acquiring"), another series of Trust, and to the holders of the shares of the
Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to Acquiring in exchange solely for voting shares of
Acquiring ("Acquiring Shares") and the assumption by Acquiring of Fund's liabilities, followed by the distribution of such Acquiring Shares received by
Fund in complete liquidation and termination of Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Agreement") included as an exhibit to Form N-14 filed by Trust on April 15, 2002 (the "Form N-14")
with the Securities and Exchange Commission.

         For purposes of this opinion, we have examined and rely upon the following: (1) the Agreement; (2) the Form N-14; and (3) such other documents and instruments as we have deemed necessary or appropriate. We assume that the
Reorganization will be carried out in accordance with the terms of the Agreement and as described in the documents and instruments we have examined.

         This opinion is based upon the assumption by us that the Fund and
Acquiring have and that they will each separately qualify and be treated as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") for their respective taxable years that includes the closing date of the Reorganization. If this assumption is not correct, the Reorganization may not qualify as a tax-free organization and, therefore, our opinion could be altered. For purposes of rendering this opinion, we have not been requested to undertake, nor have we undertaken, any investigation or inquiry as to whether this assumption is and will be correct.

         Based upon and subject to the foregoing and the conditions below, it is our opinion that, for Federal income tax purposes:

         (1) The transfer to Acquiring of substantially all of the Fund's properties in exchange solely for Acquiring Shares and the assumption by
Acquiring of Fund's liabilities, followed by the distribution of Acquiring
Shares received by Fund in the Reorganization and of any money and other property of Fund to the shareholders of Fund in complete liquidation and termination of Fund, will constitute a reorganization within the meaning of section 368(a)(1) of the Code. The Fund and Acquiring will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

Board of Trustees
American Century California Tax-Free and Municipal Funds
September 3, 2002

         (2) No gain or loss will be recognized by Fund upon the transfer to
Acquiring of substantially all of Fund's properties in exchange solely for
Acquiring Shares and the assumption by Acquiring of Fund's liabilities or upon the distribution of the Acquiring Shares received by Fund in the Reorganization to Fund shareholders in complete liquidation and termination of Fund.

         (3) Acquiring will recognize no gain or loss upon receiving properties of the Fund in exchange for Acquiring Shares and the assumption by Acquiring of
Fund's liabilities.

         (4) No gain or loss will be recognized by a shareholder of Fund on the distribution to such shareholder by Fund of Acquiring Shares received in the
Reorganization in exchange for shares of Fund.

         (5) The basis to Acquiring of the properties of Fund transferred to
Acquiring in the Reorganization will be the same as the basis of those properties in the hands of Fund immediately before the exchange.

         (6) The basis of Acquiring Shares received by a shareholder of Fund in the Reorganization will be the same in the aggregate as the basis of Fund shares surrendered by the shareholder in exchange therefor.

         (7) A Fund shareholder's holding period for the Acquiring Shares received by the shareholder in the Reorganization will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such Fund shares as a capital asset on the date of the Reorganization.

         (8) Acquiring's holding periods with respect to Fund's properties that
Acquiring acquires in the Reorganization will include the respective periods for which those properties were held by Fund (except to the extent that an activity or investment of Acquiring has the effect of diminishing or eliminating a holding period with respect to an asset).

         The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of Federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this opinion. This opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert or that a court would not sustain a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the Federal income tax laws.

Board of Trustees
American Century California Tax-Free and Municipal Funds
September 3, 2002

         This opinion does not address any Federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This opinion may not be relied upon by any other party to this transaction or in any other transaction without our prior written consent.

         This opinion is based upon the representations made to us and upon the documents, facts, and assumptions that have been included or referenced herein.
In rendering our opinion, we have relied upon such representations, documents and facts as being true, accurate and authentic without independent verification on our part. Our opinion may be altered if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the facts and assumptions set forth herein or the representations made to us are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this opinion might be adversely affected.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the
Reorganization.

                                            Very truly yours,

                                            /s/PricewaterhouseCoopers, LLP
                                            PricewaterhouseCoopers, LLP